Exhibit 99.1
NEWS RELEASE

DELTA NATURAL GAS COMPANY, INC.
Announces Two-for-One Stock Split

WINCHESTER, KY.—(BUSINESS WIRE) (February 21, 2012)—The Board of Directors of Delta Natural Gas Company, Inc. (NASDAQ: DGAS), at its meeting on February 17, 2012, declared, subject to regulatory approval, a two-for-one stock split of the Corporation’s issued and outstanding common stock for shareholders of record as of April 17, 2012.   For every one share of Delta Natural Gas, Inc. common stock owned as of the close of business on April 17, 2012, the shareholder will then own two shares of Delta Natural Gas Company, Inc. common stock.  The split is expected to be completed, and the additional shares issued, on or about May 1, 2012.  The Company currently has 3,404,181 shares of common stock outstanding. After the stock split, the current number of shares of common stock outstanding will increase to 6,808,362 shares.

Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer of Delta Natural Gas Company, Inc., stated, “ We would like to thank all shareholders for their continued support and trust in Delta Natural Gas Company, Inc. This stock split not only reflects the confidence the board of directors has in the future of Delta Natural Gas Company, Inc., but in the natural gas industry as a whole.”

Delta Natural Gas Company, Inc. is engaged primarily in the distribution, transmission, storage and production of natural gas serving approximately 37,000 customers across 23 Kentucky counties. Delta Natural Gas Company, Inc. owns and operates gas storage facilities and approximately 2,500 miles of natural gas gathering, transmission, distribution and service lines. The Company may be contacted at (859) 744-6171 or 3617 Lexington Road, Winchester, Kentucky 40391. The Company’s website is: www.deltagas.com.

CONTACT:

Delta Natural Gas Company, Inc.

Emily P. Bennett, Director - Corporate Services
ebennett@deltagas.com
859-744-6171 x 116